(a)(4)

Founders Equity Group, Inc.                              2620 McKinney Avenue
                                                         Suite 220
                                                         Dallas, Texas
                                                         Tel: 214-871-3000






                           Offer to Purchase for Cash
                     Up to 1,000,000 Shares of Common Stock
                                       of
                          HITOX CORPORATION OF AMERICA
                                       at
                                 $2.50 PER SHARE
                                       by
                             PAULSON ACQUISITION LLC



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         THE OFFER,  PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS SUBJECT TO CERTAIN CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.
--------------------------------------------------------------------------------


                                                              March 23, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

         We have been engaged by Paulson Acquisition LLC, a Delaware limited liability company (the "Purchaser") to act as Depositary and Information Agent in connection with the Purchaser's offer to purchase up to 1,000,000 shares of Common Stock, par value $.25 per share (the "Shares"), of Hitox Corporation of America, a Delaware corporation (the "Company"), at $2.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated March 23, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") enclosed herewith.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

         1.    Offer to Purchase;

         2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;



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





         3. A letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

         4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach Founders Equity Group, Inc. (the "Depositary"), prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase);

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6.    Return envelope addressed to the Depositary.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for up to 1,000,000 Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of
(i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures described in Section 3 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

         The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

         The Purchaser will pay or cause to be paid any Stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.




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



         In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 3, "Procedure for Tendering Shares," in the Offer to Purchase.

         Any inquiries you may have with respect to the Offer should be addressed to Founders Equity Group, Inc. at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed materials may be obtained from the undersigned, Founders Equity Group, Inc. at (888) 858-7303, or from brokers, dealers, commercial banks or trust companies.

                                            Very truly yours,


                                            FOUNDERS EQUITY GROUP, INC.

Enclosures

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.



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